SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

          FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO
           SECTION 12(b) or (g) OF THE SECURITIES EXCHANGE ACT OF 1934


                            Valpey-Fisher Corporation
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             (Exact name of registrant as specified in its charter)

             Maryland                                   06-0737363
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

        75 South Street, Hopkinton, MA                             01748
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(Address of principal executive offices)                        (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered is                    Name of each exchange on which each class to be registered

Common Stock, $.05 par value                                  The NASDAQ Stock Market LLC
-----------------------------------------------------         --------------------------------------------

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box.[X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.[ ]

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:


                                      None
        ---------------------------------------------------------------
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.    Description of Registrant's Securities to be Registered.

This Form 8-A is being filed by Valpey-Fisher Corporation (the "Company") to reflect the change in the national securities exchange on which the common stock, par value, $.05 per share of the Company is listed. The NASDAQ Stock Market LLC has approved the common stock of the Company for listing on The NASDAQ Stock Market LLC, and the common stock is expected to begin trading on such market on October 28, 2008.

Under the Company's corporate charter as amended, a total of 10,000,000 shares of common stock, par value $.05 per share, are authorized for issuance. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of the Company (the "Board") out of funds legally available therefor. In the event of a dissolution, liquidation or winding-up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any preferential rights of any outstanding preferred stock.

Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which may be designated and issued in the future.

Item 2.  Exhibits.

In accordance with the Instructions as to Exhibits of Form 8-A, no exhibits are required to be filed because no other securities of the Company are registered on The NASDAQ Stock Market LLC, and the securities registered hereby are not to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended

                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)      Valpey-Fisher Corporation


By:               /s/ Michael J. Kroll                Date: October 27, 2008
                  --------------------                      ----------------
Name:             Michael J. Kroll
Title:            Vice President, Treasurer and
                  Chief Financial Officer

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